                                                                         AnlageI



    AGREEMENT made as of the 12th day of May, 1993 by MICROS SYSTEMS, INC. ("Buyer"), a Maryland corporation, and by DIETMAR MUELLER-ELMAU, a citizen of the Federal Republic of Germany, DIETRICH VON BOETTICHER, a citizen of the Federal Republic of Germany, and KEITH GRUEN, a citizen of the United States of America (collectively, the "Shareholders") and by FIDELIO SOFTWARE GmbH (the "Company"), a Gesellschaft mit beschrankter Haftung organized under the laws of the Federal Republic of Germany, having its registered office at Widenmayerstrasse 6/III D-8000 Munchen 22 and being registered in the Register of Commerce of the municipal court at Munchen under No. HRB 82753. The Shareholders currently own all the capital stock of the Company. The Company currently owns shares of the outstanding capital stock of Fidelio Software Corporation ("Fidelio US"), a Delaware corporation, Fidelio Software France S.A.R.L. ("Fidelio France"), a limited liability company organized under the laws of the Republic of France, and Fidelio Software U.K. Limited ("Fidelio UK"), a private limited company organized under the laws of England (collectively, the "Principal Subsidiaries").

    Buyer currently desires to acquire 15% of the capital stock of the Company. To accomplish the sale and transfer of capital stock ofthe Company and to set forth certain other arrangements among the parties, the parties agree as follows:

                                   ARTICLE I
                                 SALE OF STOCK

    1.1 COMPANY STOCK. The aggregate share capital of the Company amounts to DM 200,000 (DM two hundred thousand) and the shares in the Company are owned as follows

    (i)          Dietmar Mueller - Elmau, shares in the nominal amount totaling
DM 110.000;

    (ii)         Dietrich von Boetticher, shares in the nominal amount totaling
DM 50.000;

    (iii)        Keith Gruen, shares in the nominal amount totaling DM 40.000

The Shareholders hereby sell and assign to Buyer shares in the Company in the aggregate nominal amount of DM 30,000 (Deutsche Mark thirty thousand) (the "Shares"), which shares correspond to 15% of the aggregate share capital of the Company in the nominal amount of DM 200,000, as follows:

    (a)          The share of Dietmar Mueller-Elmau as described above under
    1.1 (i) is consisting of two partial shares of DM 55.000,-- each, one of them acquired at the formation of the company; Dietmar Mueller-Elmau hereby sells and assigns out of this share, acquired at the formation of the company, a partial share in the nominal amount of DM 16.500,-- to Buyer.





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
    (b)          The share of Dietrich von Boetticher as described above under
                 1.1 (ii) is consisting of two partial shares of DM 25.000,-- each, one of them acquired at the formation of the company; Dietrich von Boetticher hereby sells and assigns out of this share, acquired at the formation of the company, a partial share in the nominal amount of DM 7.500,-- to Buyer.

    (c) The share of Keith Gruen as described above under 1.1 (iii) is consisting of two partial shares of DM 20.000,-- each, one of them acquired at the formation of the company; Keith Gruen hereby sells and assigns out of this share, acquired at the formation of the company, a partial share in the nominal amount DM 6.000,-- to Buyer.

Buyer hereby accepts the sale and assignment of the Shares as described above. Such sale and assignment shall include all rights ancillary to the Shares, including all claims to dividends relating to the ongoing fiscal year 1993.
The assignment of the Shares shall become effective upon payment of the consideration by Buyer to the Shareholders in accordance with Section 1.2. The Company hereby irrevocably gives any consent required for the division, assignment and sale of the Shares.

    1.2 CONSIDERATION. As consideration for the Shares, and the other agreements of the Shareholders herein, at the Closing, Buyer shall pay to the Shareholders a total of DM 5,000,000, as follows:

                 (a)         DM 2,750,000 to Dietmar Mueller-Elmau,
                 (b)         DM 1,250,000 to Dietrich von Boetticher,
                 (c)         DM 1,000,000 to Keith Gruen,

    1.3 CLOSING DATE. The notarization of this Agreement shall be deemed the Closing. The date and time of the Closing is called the "Closing Date."

    1.4 DELIVERIES BY BUYER. At the Closing Buyer shall deliver to each of the Shareholders a bank or certified check drawn on a bank that has offices for the payment of funds in both the United States of America and Germany, payable to their respective orders in the amount of the consideration set forth in Section 1.2, and such other certificates and documents as the Shareholders, the Company or their counsel may reasonably request.

    1.5 DELIVERIES BY SHAREHOLDERS. At the Closing the Shareholders shall deliver to Buyer evidence that the Articles of Association (Satzung) of the Company have been amended to read as set forth in Exhibit A. Such amendment will be filed with the competent Commercial Register.

    1.6          OTHER ACTIONS.  AT THE CLOSING:

                 (a) Buyer and the Company shall enter in the Loan Agreement attached hereto as Exhibit B and Buyer shall make the loan to the Company provided for therein.

                 (b) The Company, Buyer, Shareholders and/or the respective Principal Subsidiaries, as indicated therein, shall enter into the following agreements:

                 (i)     Fidelio User License Agreement attached hereto as
Exhibit C,

                 (ii) License and Support Agreement - F&B attached hereto as Exhibit D,

                 (iii) License and Support Agreement - POS attached hereto as Exhibit E,

                 (iv) License and Support Agreement - attached hereto as Exhibit F,

                 (v) Interoffice License and Support Agreement - Fidelio France attached as Exhibit G,

                 (vi) Interoffice License and Support Agreement - Fidelio UK attached hereto as Exhibit H,

                 (vii) Interoffice License and Support Agreement - Fidelio USA attached hereto as Exhibit I,

                 (viii) Commercial Agency Agreement - Fidelio/Micros attached hereto as Exhibit J,

                 (ix) Commercial Agency Agreement - Micros/Fidelio attached hereto as Exhibit K,

                 (x) Software Development Cooperation Agreement attached hereto as Exhibit L,

                 (xi) Employment Agreement between the Company and Dietmar Mueller-Elmau attached hereto as Exhibit M,

                 (xii) Employment Agreement between the Company and Keith Gruen attached here to as Exhibit N.

                 (xiii) DSI Agreement between the Company and DSI attached hereto as Exhibit O.

                 (xiv) General conditions for Licenses, Supplies and Services to Dealers attached hereto as Exhibit P.

                                   ARTICLE II
                                    OPTIONS


    2.1          ADDITIONAL SHARES

                 (a) The Shareholders hereby irrevocably offer to sell and assign (the "Additional Sale") to Buyer additional shares in the Company in the aggregate nominal amount of DM 30,000 (Deutsche Mark thirty thousand) (hereafter collectively referred to as the "Additional Shares"), which shares correspond to 15% of the aggregate share capital of the Company in the nominal amount of DM 200,000 as follows:

                 (i) Dietmar Mueller-Elmau hereby irrevocably offers to Buyer to sell and assign a share in the nominal amount of DM 16,500 (DM sixteen thousand five hundred) out of his remaining share in the nominal amount of DM 38.500 (DM thirty eight thousand five hundred). For such purpose the remaining share in the nominal amount of DM 38.500 (DM thirty eight thousand five hundred) is divided into a share in the nominal amount of DM 22.000 (DM twenty two thousand and a share in the nominal amount of DM
                             16.500 (DM sixteen thousand five hundred), such division to become effective simultaneously with the notarization of the acceptance of the offer to sell and assign the share in the nominal amount of DM 16.500 (DM sixteen thousand five hundred) as described above.

                 (ii) Dietrich von Boetticher hereby irrevocably offers to sell and assign a share in the nominal amount of DM 7.500 (DM seven thousand five hundred) out of his remaining share in the nominal amount of DM
                             17.500 (DM seventeen thousand five hundred). For such purpose the remaining share in the nominal amount of DM 17.500 (DM seventeen thousand five hundred) is divided into a share in the nominal amount of DM 10.000 (DM ten thousand) and a share in the nominal amount of DM 7.500 (DM seven thousand five hundred), such division to become effective simultaneously with the notarization of the acceptance of the offer to sell and assign the share in the nominal amount of DM 7.500 (DM seven thousand five hundred) as described above.

                 (iii) Keith Gruen hereby irrevocably offers to sell and assign a share in the nominal amount of DM 6.000 (DM six thousand) out of his remaining share in the nominal amount of DM 14.000 (DM fourteen thousand). For such purpose the remaining share in the amount of DM 14.000 is divided into a share in the nominal amount of DM 8.000 (DM eight thousand) and a share in the nominal amount of DM
                             6.000 (DM six thousand), such division to become effective simultaneously with the notarization of the acceptance of the offer to sell and assign a share in the nominal amount of DM 6.000 (DM six thousand) as described above.

The Additional Sale of the Additional Shares shall include all rights ancillary to the Additional Shares, including all claims to dividends relating to the fiscal year during which the Additional Sale is closed.

                 (b) Buyer shall have the right to accept the Additional Sale at any time not later than the earlier of (i) December 31, 1996, or (ii) 90 days after Buyer is furnished with audited consolidated financial statements of the Company, and its subsidiaries for the immediately preceding fiscal year, prepared in accordance with German generally accepted accounting principles, consistently applied, showing net earnings before taxes exceeding DM 3,300,000 together with a written representation and warranty of the Shareholders that, to the best of the Shareholders' knowledge, no material adverse changes affecting the business of the Company on a consolidated basis have occurred and the business of the Company has been conducted only in the ordinary course since the end of such fiscal year. The acceptance of the Additional Sale by Buyer shall be notarized by a German Notar (the "Additional Closing"). Such acceptance shall be deemed to have been effected in time if it has been notarized within the period provided for in the first sentence of this
Section 2.1(b). Such acceptance shall become effective at the time of such notarization. In case a pre-merger notification to the Federal Cartel Office pursuant to Section 24 a para. 1 sentence 2 German Code on Competition Restraints ("GWB") is required, the sale and assignment shall not become effective until the earlier of (i) the expiration of the Federal Cartel Office's period for review pursuant to Section 24 a para. 2 GWB or (ii) receipt by the parties of written notice from the Federal Cartel Office that the Additional Sale will not be prohibited. If such notification is required, the parties shall cooperate in making such filings with the Federal Cartel Office as may be required.

                 (c) Upon the effectiveness of the acceptance of the Additional Sale by Buyer (the "Effective Date"), the Additional Shares are deemed to have been sold and assigned to Buyer subject to the following terms and conditions:

    (i) Buyer shall pay a purchase price of DM 5,000,000, payable by bank or certified checks upon such effectiveness as follows:

                             - Dietmar Mueller-Elmau:     DM 2,750,000
                             - Dietrich von Boetticher:   DM 1,250,000
                             - Keith Gruen:               DM 1,000,000
                                                          ------------
                                                  Total   DM 5,000,000

    (ii) The assignment of the Additional Shares shall become effective upon payment of the purchase price by Buyer to the Shareholders in accordance with Section 2.1 (c)
                 (i) and shall include all rights ancillary to the Additional Shares, including all claims to dividends relating to the fiscal year during which the Additional Sale is closed.

    (iii) Each Shareholder, on his own behalf and without assuming the joint and several liability on behalf of the other Shareholders, represents and warrants to the Buyer, that to the best of his knowledge, effective as of and at the Effective Date

                 - the Shareholders are the owners of the Additional Shares and are entitled to sell and assign to Buyer the full legal and beneficial ownership of such shares, such shares are not encumbered with any rights or claims of any third parties, such shares are not subject to receivership, executorship or any restrictions under family or probate law, and the transfer of such shares is not subject to the approval of any third party;

                 - the Additional Shares do not constitute all or substantially all of the assets of any of the Shareholders;

                 - the consolidated financial statements of the Company and its subsidiaries for the fiscal year immediately preceding the Additional Closing have been prepared in accordance with German generally accepted accounting principles, consistently applied; in particular, all pension obligations are set out in these financial statements, regardless of whether they concern non-vested or vested pension rights or merely voluntary arrangements, with their partial values (Teilwerte) determined by actuarial mathematical methods; and

                 - no material adverse changes affecting the business of the Company have occurred and the business of the Company has been conducted only in the ordinary course since the end of such fiscal year.

    (iv) Should any of these warranties and representations be incorrect, in whole or in part, and as a result thereof Buyer should sustain damages, each Shareholder shall indemnify and hold Buyer harmless as set forth in Article VI.

                 (d) The Company hereby irrevocably gives its consent to the Additional Sale provided for in this Section 2.1.

    2.2          Option Shares

                 (a) The Shareholders hereby irrevocably grant to the Buyer the right to acquire all or part of the remaining shares in the Company (hereafter collectively referred to as the "Option Shares") provided that (i) the Additional Closing of the Additional Sale has occurred on or before the Option Share Closing, and (ii) the Option Shares with respect to which the Buyer exercises its right constitute, in the aggregate, not less than 21% of the aggregate share capital of the Company.

                 (b) Buyer shall exercise its right to acquire the Option Shares by giving notice in writing to the Shareholders, on or before December 31, 1999, specifying the percentage interest in the Company which shall be sold to Buyer.

                 (c) The Shareholders retain the right to sell all or any portion of the Option Shares to any third party, provided that any such proposed sale shall be subject to the right of first refusal granted to Buyer in Section 2.4 and to the right of first refusal granted to Buyer in Section
2.4 and to the right of first refusal granted to each shareholder in the Company's Articles of Association (Satzung).

                 (d)         Once the Buyer has exercised its right under
Section 2.2 (a) to acquire the Option Shares with respect to a portion of the Option Shares only, such right shall expire with regard to the remaining Option Shares, without prejudice to the Buyer's right to acquire further shares in the Company pursuant to the rights of first refusal granted in the Company's Articles of Association and in Section 2.4 hereof.

                 (e)         If Buyer exercises its right pursuant to this
Section 2.2, the Shareholders and Buyer shall have the sale and assignment of the Option Shares to be acquired by Buyer notarized by a German Notar (the "Option Closing") not later than 90 days after the receipt of the notice by shareholders pursuant to Section 2.2 (b) hereof. In case a premerger notification to the Federal Cartel Office pursuant to Section 24 a para. 1 sentence 2 German Code on Competition Restraints ("GWB") is required, the sale and assignment shall not become effective until the earlier of (i) the expiration of the Federal cartel Office's period for review pursuant to Section 24 a para. 2 GWB or (ii) receipt by the parties of written notice from the Federal Cartel Office that the assignment of the Option Shares will not be prohibited (the "Option Effective Date"). If notification to the Federal Cartel Office is required, the parties shall cooperate in making such filings with the Federal Cartel Office as may be required. In case the merger is prohibited by the Federal Cartel Office, the sale and the assignment of the Option Shares shall be deemed to have not been concluded.

                 (f) Upon the effectiveness of the sale and the assignment of the Option Shares to be acquired by Buyer, such shares are deemed to have been sold and assigned to Buyer subject to the following terms and conditions:

    (i) Buyer shall pay a purchase price for the Option Shares acquired by Buyer in an amount equal to

                 - the average consolidated annual net earnings before taxes of the Company and its subsidiaries (which shall not include the Principal Subsidiaries) during the last three fiscal years immediately preceding the fiscal year in which the Buyer exercises its right to acquire the Option Shares, as reflected on the audited consolidated financial statements of the Company and its subsidiaries for such years, prepared in accordance with German generally accepted accounting principles consistently applied,

                 -     multiplied by eleven,

                 - multiplied by the percentage interest which the Option Shares acquired by Buyer represent in relation to the aggregate share capital of the Company.

                 For example, if in 1997 Buyer exercises its right to acquire Option Shares, representing a 30% interest in the aggregate share capital of the Company,and if the average consolidated annual net earnings before taxes of the Company and its subsidiaries during the fiscal years 1994, 1995 and 1996 were DM 10 million, the purchase price payable by Buyer would be 11 x DM 10,000,000 = DM 110,000,000 x 30% = DM
                 33,000,000.

                 Notwithstanding the foregoing, the minimum purchase price for the Option Shares acquired by the Buyer shall be

                 - DM 30,000,000 for a 21% interest in the aggregate share capital of the Company,

                 - DM 204,081 for each additional percentage point of interest in the aggregate share capital of the Company and

                 - DM 40,000,000 for a 70% interest in the aggregate share capital of the Company.

        (ii) The purchase price shall be paid by Buyer at the Option Closing, or, in case pre-merger notification is required, 30 days after the Option Effective Date by bank or certified checks to be delivered to Dietmar Mueller-Elmau.

        (iii) The assignment of the Option Shares acquired by Buyer shall include all rights ancillary to such Option shares, including all claims to dividends relating to the fiscal year of the Option Closing and subsequent years.

        (iv) Each Shareholder, on his own behalf and without assuming the joint and several liability on behalf of the other Shareholders, represents and warrants to the Buyer that, to the best of his knowledge, effective as of and at the Option Closing, and, if applicable, the Option Effective Date,

                 - the Shareholders are the owners of the Option Shares acquired by Buyer and are entitled to sell and assign to Buyer the full legal and beneficial ownership of such shares, such shares are not encumbered with any rights or claims of any third parties, such shares are not subject to receivership, executorship or any restrictions under family or probate law, and the transfer of such shares is not subject to the approval of any third party;

                 - the Option Shares acquired by Buyer do not constitute all or substantially all of the assets of any of the Shareholders;

                 - the consolidated financial statements of the Company and its subsidiaries for the last three fiscal years immediately preceding the fiscal year in which the Buyer exercises its right to acquire the Option Shares have been prepared in accordance with German generally accepted accounting principles, consistently applied; in particular, all pension obligations are set out in these financial statements, regardless of whether they concern non-vested or vested pension rights or merely voluntary arrangements, with their partial values (Teilwerte) determined by actuarial mathematical methods; and

                 - no material adverse changes affecting the business of the Company have occurred and the business of the Company has been conducted only in the ordinary course since the last fiscal year immediately preceding the fiscal year in which the Buyer exercises its right to acquire the Option Shares.

    (v) Should any of the warranties and representations be incorrect, in whole or in part, the Shareholders shall indemnify and hold Buyer harmless as set forth in Article VI.

                 (g) The Company hereby irrevocably gives its consent to the division, if any, sale and assignment of the Option Shares acquired by the Buyer under this Section 2.2.

    2.3 RESALE. If the Buyer does not exercise its right to acquire the Additional Shares in accordance with Section 2.1, Buyer hereby offers to assign the Shares back to the Shareholders together with all shares in the Principal Subsidiaries which Buyer has acquired pursuant to the Subsidiary Agreement (defined in Section 7.7). The Shareholders shall have the right to accept this offer by jointly giving notice to Buyer within ninety days from the expiry of the deadline act out in Section 2.1 (b); provided that the Shareholders shall first have caused the Company to pay to the Buyer principal and interest as provided for in Section 2.2 (c) of the loan Agreement between the Buyer and the Company of even date hereof. In consideration of the assignment of the Shares back to the Shareholders, as well as the shares in the Principal Subsidiaries, the Shareholders jointly and severally agree to pay to Buyer an amount equal to the initial purchase price for the Shares plus the purchase price for the shares in the Principal Subsidiaries in cash upon notarization of the assignment of the Shares back to the Shareholders.

    2.4          BUYER'S RIGHT OF FIRST REFUSAL.

    (a) No Shareholder shall sell, pledge or otherwise transfer, encumber or dispose of any of his interest in the share capital of the Company except as expressly permitted by this Agreement.

    (b) If a Shareholder desires to sell all or any part of his Option Shares to any third party other than a Shareholder, Buyer shall have a right of first refusal with respect to such Shares as follows:

                 (i) The Shareholder (the "Seller") desiring to sell all or part of his Option Shares (the "Offered
                         Shares") shall give notice thereof to Buyer as provided in Section 7.6 hereof. Such notice shall be accompanied by a certified copy of the proposed contract of sale, setting forth in detail all terms and conditions of the transaction and identifying the purchaser of the offered Shares.

                 (ii) If Buyer desires to exercise the right of first refusal granted by this Section 2.4 with respect to the Offered Shares, Buyer shall give notice to the Seller as provided in Section 7.6 hereof and to all other Shareholders within 30 days from the receipt of the notice from the Seller.

                 (iii) The right of first refusal may be exercised by Buyer only with respect to all of the Offered Shares.

                 (iv) Within 60 days after the expiration of the notice period set forth in paragraph (b) (ii) above, Buyer and the Seller shall notarize the sale of the Offered Shares on the terms and conditions as set forth in the notice for sale of the Seller inaccordance with paragraph (b)(i) above, except that the price to be paid by Buyer for the Offered Shares shall be the lower of the price as set forth in the proposed contract of sale or a price determined as set forth in Section 2.2(f)(i).

                 (v) If Buyer does not exercise the right of first refusal with respect to the Offered Shares, the Seller shall be free within 30 days after the expiration of the notice period set forth in paragraph
                         (b)(ii) above, to notarize the sale on the terms and conditions and to the purchaser, set forth in the notice for sale given in accordance with paragraph
                         (b)(i) above.

    2.4(c)       Among the parties hereto, the right of first refusal in this
Section 2.4 takes precedence over any right of first refusal in the Articles of Association, and the parties agree to act among themselves in a manner that will effectuate the right of first refusal in this Section 2.4.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                          OF SHAREHOLDERS AND COMPANY

    A. JOINT REPRESENTATIONS

    The Shareholders and the Company, jointly and severally, represent and warrant to Buyer as follows:

    3.1 COMPANY CORPORATE ORGANIZATION, POWER, ETC. The Company is a Gesellschaft mit beschrankter Haftung, duly organized and validly existing under the laws of the Federal Republic of Germany, and has the corporate power and authority and all necessary licenses, permits and authorizations to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. The Articles of Association (Satzung) of the Company as in effect on the date hereof are attached hereto as Exhibit A. No proceeding for the amendment of the Articles of Association (Satzung) of the Company has been taken or is pending except as contemplated herein. No proceeding for the merger, consolidation, sale of assets and business or dissolution of the Company has been taken or is pending.

    3.2 COMPANY CAPITALIZATION; STOCK OWNERSHIP. (a) The aggregate share capital of the Company amounts to DM 200,000 and the shares in the Company are owned as follows:

                 (i)    Dietmar Mueller-Elmau
                        shares in the nominal amount totaling DM       110.000

                 (ii)   Dietrich von Boetticher
                        shares in the nominal amount totaling DM        50.000

                 (iii)  Keith Gruen
                        shares in the nominal amount totaling DM        40.000
                                                              ----------------
                                                        Total  DM      200.000

All of such shares are fully paid and non-assessable. None of the Company and the Shareholders is a party to or bound by any contract, agreement or arrangement (other than this Agreement) to issue, sell or otherwise dispose of or to redeem, purchase or otherwise acquire any shares or any other security of the Company or any other security exercisable or exchangeable for or convertible into any shares or any other security of the Company, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to any shares or any other security of the Company or any other security exercisable or convertible into any shares or any other security of the Company.

                        (b) The Shareholders are entitled to sell and assign to Buyer the full legal and beneficial ownership of the Shares. The Shares are not encumbered with any rights or claims of any third parties. The shares are not subject to receivership, executorship or any restrictions under family or probate law, and the transfer of the Shares is not subject to the approval of any third party. The Shares do not constitute all or substantially all of the assets of any of the Shareholders.

                 3.3 SUBSIDIARIES AND OTHER EQUITY INVESTMENTS. (a) Except as set forth in Schedule 3.3, the Company does not own, directly or indirectly (through any subsidiaries), beneficially or of record, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization. The entities listed on Schedule
3.3 are referred to as the "Subsidiaries."

                          (b)     No extraordinary financial payments to the
Company from any of the Subsidiaries have been made since January 1, 1993, other than in the ordinary course of business.

                 3.4 Corporate Matters. (a) The written documentation furnished to buyer correctly and completely sets forth the following:

                                  (i)      Each jurisdiction in which the
Company has qualified to do business as a foreign enterprise and the name and address of its statutory or registered agent and statutory or registered office in each jurisdiction and in its jurisdiction of incorporation or organization.

                                  (ii)     The names of the Company's managing
directors (Geschaftsfuhrer) and any person holding general or special power of attorney for the Company.

                          (b)     The minute books and other corporate records
of the Company are complete and correct and reflect all transactions required to be reflected therein. Complete and correct copies of such minute books and records, and of all the charter documents and bylaws, as amended to date, of the Company have been furnished to Buyer.

                          (c)     There are no partnership interests or other
participating interests which would grant to any person a right to a share in the profits or in the assets of the Company or a vote in the Company's affairs. The silent partnership agreement with Dietrich von Boetticher has been terminated effective as of December 31, 1992 in accordance with the Agreement attached hereto as Exhibit SP.

                          (d)     No resolutions authorizing the payment of
dividends have been adopted by the Company's shareholders and no dividends have been distributed since January 1, 1993.

                          (e)     No financial payments have been made to the
Shareholders since January 1, 1993, in the form of salary, bonus, personal expense reimbursement, or in any other form, and the Shareholders are not entitled to any such payments, other than in the ordinary course of business.

                          (f)     The Shareholders have not been informed by
any German tax authority as to constructive dividends having been paid by the Company.

                 3.5 NO VIOLATION. As of the Closing Date, neither the execution, delivery and performance of this Agreement nor the consummation of any of the transactions contemplated hereby nor, after such consummation, the continued operation of the business of the Company and the Principal
Subsidiaries:

                          (a)     will violate or conflict with the Articles of
Association of the Company, the certificate of incorporation and bylaws of Fidelio US, the "status" of Fidelio France or the memorandum of association and articles of association of Fidelio UK, or the organizational documents of any of the other Subsidiaries,

                          (b)     will conflict with or result in any breach of
or default under any provision of any contract, agreement or investment instrument of any kind to which any of the Company or the Subsidiaries is a party or by which any of the Company or the Subsidiaries is bound or to which any property or asset of any of them is subject,

                          (c)     will cause any acceleration of, or give any
person any right to accelerate, the maturity of any instrument or other obligation to which any of the Company or the Subsidiaries is a party or by which any of the Company or the Subsidiaries is bound or with respect to which any of the Company or the Subsidiaries is an obligor or guarantor, or

                          (d)     will result in the creation or imposition of
any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of any of the Subsidiaries.

                 (3.6)    FINANCIAL STATEMENTS. (a) The Company has furnished
to Buyer copies of the consolidated and consolidating balance sheets of the Company and its subsidiaries as at December 31, 1992, and the related statements of income and retained earnings for the twelve-month period then ended.

                          (b)     Such consolidated balance sheet presents
fairly and accurately the consolidated financial position of the Company and its subsidiaries as at the date thereof, and the related statements of income and retained earnings present fairly and accurately the consolidated results of the operations of the Company and its subsidiaries for the period then ended in conformity with generally accepted accounting principles in effect in Germany applied on a consistent basis; in particular, all pension obligations are set out in these financial statements regardless of whether they concern non-vested or vested pension rights or merely voluntary arrangements with their partial values (Teilwerte) determined by actuarial mathematical methods.

                          (c)     No uncollectible accounts receivable are
reflected on said balance sheets without provision for an adequate reserve therefor. All payments and obligations made or performed or to be made or performed under the silent partner agreement or in connection with the termination thereof are reflected on said balance sheets. As at December 31, 1992, there was no liability or contingency of any nature that was not fully reflected or provided for on the balance sheets referred to in Section 3.6(a).

                 3.7 NO UNDISCLOSED LIABILITIES, ETC. Except for the transactions contemplated by this Agreement:

                          (a)     Since December 31, 1992, neither the Company
nor any of the Subsidiaries has incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business; and

                          (b)     Since December 31, 1992, neither the Company
nor any of the Subsidiaries has acquired any accounts receivable that are known to be or are believed to be uncollectible, and the frequency and amounts of payments received by the Company or any of the Subsidiaries, as the case may be, with respect to accounts receivable reflected on the balance sheets as at December 31, 1992, do not, in retrospect, render inadequate the respective reserves for uncollectible accounts receivable set forth on such balance sheets.

                 3.8 PROPERTIES AND ASSETS. (a) Shareholders and Company have made available to Buyer the following,

                                  (i)      a description of each lease of real
property (and any amendment thereto) to which the Company or any of the Subsidiaries is a party (whether as lessor or lessee or otherwise) (it being understood that the Company owns no real property other than a commercial building owned by Fidelio Thailand in respect of which Shareholders have no knowledge of any environmental or other liabilities), each such lease being in full force and effect;

                                  (ii)     a description of each item of
personal property owned by the Company or any of the Subsidiaries which has a book value (before allowance for depreciation or amortization) in excess of DM 100,000;

                                  (iii)    a description of each lease of
personal property (and any amendment thereto) to which the Company is a party (whether as lessor or lessee or otherwise) with a monthly rent in excess of DM 100,000.

                          (b)     Each of the Company and the Subsidiaries has
good and marketable title to all of its properties and assets, including, without limitation, (i) all those used in its business, and (ii) those reflected in the balance sheets as at December 31, 1992 (except as sold or otherwise disposed of in the ordinary course of business) subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance other than in the ordinary course of business. Subsequent to December 31, 1992, neither the Company nor any of the Subsidiaries has sold or disposed of any of its properties or assets or obligated itself to do so except in the ordinary course of business. The respective facilities, machinery, furniture, office and other equipment of the Company and the Subsidiaries that are used in their business are in good operating condition and repair, subject only to the ordinary wear and tear of business, and neither the Company nor the Subsidiaries, nor any property or asset owned or leased by the Company or any of the Subsidiaries, is in violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof.

                 3.9 TAX RETURNS AND RELATED MATTERS. All tax and information documents and returns required to have been filed by the Company or any of the Subsidiaries prior to the date of this Agreement have been duly filed, and each such return reflects, based on past practice consistently applied, the income, franchise or other tax liability and all other information required to be reported thereon, and all income, franchise employment, and other taxes shown as due on such returns have been paid. There is no question known to any of the Company or the Shareholders relating to any such return that, if determined adversely, would result in the assertion of any deficiency for any tax or interest or penalties in connection therewith. None of the Company or the Subsidiaries has (i) agreed to any extension of the statute of limitations applicable to the assessment or collection of any taxes, nor (ii) since December 31, 1992, incurred any tax liability as a result of any transaction not in the ordinary course of business.

                 3.10 CONTRACTS. The Shareholders will make available to Buyer all intercompany and other contracts entered into by any of the Company or the Principal Subsidiaries with any of the other of them.

                 In addition, at any time in the future, at the convenience of the Buyer, presumably when Buyer is in the respective country, the Shareholders and the Company will afford Buyer access to intercompany contracts and leases of personal or real property on file at any other subsidiary.

                 3.11 LITIGATION. Except as set forth in Schedule 3.11, there is no action, suit, proceeding or investigation, either at law or in equity or in arbitration, or before any commission or other administrative authority in any jurisdiction, of any kind now pending or threatened, or, to the best knowledge of the Company and the Shareholders, contemplated involving the Company or any of the properties or assets of the Company. None of the Company or the Subsidiaries or any of their respective properties or assets is subject to any judicial or administrative judgment, order, decree or restraint.

                 3.12     INTELLECTUAL PROPERTY.

                          Schedule 3.12 contains a list of the important
trademarks, trade names, service marks, trade secrets and other proprietary rights necessary to conduct its business and operations, and, to their best knowledge, none of the company and the Subsidiaries has infringed any copyright, patent, trademark, trade name, service mark, trade secret, or other proprietary right of any other person. None of the Company and the Shareholders knows of any potential claim of infringement of any copyright, patent, trademark, trade name, service mark, trade secret or other proprietary right that has not been asserted but that, if asserted, would materially adversely affect the Company's or any Subsidiary's financial condition, business or operations.

                 3.13 BUSINESS. (a) All properties and operations of the Company and each of the Subsidiaries are insured for its benefit, in amounts deemed adequate by its board of directors or management, against all risks usually insured against by persons conducting similar operations in the localities where such operations are conducted under valid and enforceable policies issued by insurers of recognized responsibility.

                          (b)     All transactions of the Company and the
Subsidiaries with outside business concerns are conducted on an arm's-length basis. None of the directors, officers, stockholders or employees of the Company or the Subsidiaries has any direct or indirect ownership, profit participation or other interest in outside business enterprises with which the Company or any of the Subsidiaries has had material purchases or sales or with which it otherwise conducts business other than in the ordinary course of business and in an arm's length manner.

                 3.14 NO BROKER. No one acting pursuant to the Shareholders' or the Company's authority is entitled to any commission or fee as a finder or broker in connection with the transactions contemplated by this Agreement.

         B.  INDIVIDUAL SHAREHOLDER REPRESENTATIONS

         Each Shareholder on his own behalf and without assuming the joint and several liability on behalf of the other Shareholders represents and warrants to the Buyer as follows:

         3.1B    ABSENCE OF CERTAIN CHANGES.  Since December 31, 1992, neither the Company nor any of the Subsidiaries has:

                 (a) had any change in its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets, or liabilities other than changes in the ordinary course of business which individually and in the aggregate have not been materially adverse;

                 (b) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) affecting its condition (financial or otherwise) or operations (present or prospective) other than damage, destruction or loss incurred in the ordinary course of business which individually and in the aggregate have not been materially adverse;

                 (c) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of the Company or any of the Subsidiaries, as the case may be, or granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of the Company or any of the Subsidiaries;

                 (d) incurred or agreed to incur any indebtedness for borrowed money, other than in the ordinary course of business;

                 (e) paid or obligated itself to pay for fixed assets or in connection with any other transaction other than in the ordinary course of business.

                 (f) suffered any material loss or waived any substantial right other than in the ordinary course of business;

                 (g) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets or canceled, or agreed to cancel, any material amount of assets, other than in the ordinary course of business;

                 (h) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its properties or assets, other than in the ordinary course of business, which mortgages, pledges or encumbrances individually and in the aggregate have not been materially adverse;

                 (i) declared, set aside or paid any dividend (whether in cash, property or stock) with respect to any of its capital stock or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of its capital stock;

                 (j) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of its managing directors (Geschaftsfuhrer), officers, employees or agents over the rate being paid to them on December 31, 1992, (except for increases in respect of Dietmar Mueller-Elmau and Keith Gruen to DM 18,000 per month) other than usual merit and/or cost of living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, employee or agent;

                 (k) made or permitted any material amendment or termination of any material contract, agreement or license to which it is a party other than in the ordinary course of business;

                 (l) had any resignation or termination of employment of any of its key officers or employees (other than Ralf Tuerk) or knows of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations (present or prospective) or business (present or prospective);

                 (m) had any labor trouble or knows of any impending or threatened labor trouble;

                 (n) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities;

                 (o) entered into any transaction not in the ordinary course of business;

                 (p) suffered the loss of any client that accounts for more than 10% of annual revenues ("major client") or received any notice or advice that any major client of the Company or any Subsidiary intends to cease to be a major client of the Company or any Subsidiary or intends to decrease substantially the amount of its business with the Company or any Subsidiary for any reason whatsoever including consummation of the transactions described herein.

                 (q) received any notice or advice that any major client, or any customer of any major client, is insolvent or is, or anticipates becoming, insolvent, has made or contemplates making an assignment for the benefit or creditors or has had appointed or sought the appointment of, a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for itself or any substantial part of its property or otherwise any steps have been taken for the winding up or liquidation of its affairs.

         3.2B    COMPLIANCE WITH LAWS.  To the best of the knowledge of the
Shareholders, (i) the Company has obtained all consents, authorizations and approvals or absences of disapprovals under all statues, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by it in connection with the execution delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (ii) the Company has complied with and is in compliance with all statues, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to it and its properties, assets, operations and business, and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree except such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the property, operations, financial condition or prospects of any of the Company or the Subsidiaries; and (iii) the Company makes and keeps current all books and records that its required to make and keep under any applicable law.

         3.3B    GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS.  To the best of the knowledge of the Shareholders, (i) the Company holds all licensees, franchises, permits, and other authorizations, approvals of any registrations with all governmental agencies, boards, bureaus, bodies, departments and authorities and all other entities required to carry on its business as now conducted and has filed all applications and reports required to be filed with any governmental agency, board, bureau, body, department or authority or the organization; (ii) all of such licenses, franchises, permits and other authorizations are valid and in full force and effect; (iii) each such application, report or other document filed by the Company with any governmental agency, board, bureau, body, department or authority is complete and correct in all material respects and not misleading in any material respect; and (iv) the Company has not received any notice that any governmental authority or to the person intends to cancel, terminate or not to renew any such license, franchise, permit or the governmental authorization. The Company will furnish to Buyer from time to time true, complete and correct copies of all such licenses, franchises, permits and other authorizations and all applications, reports, documents, enforcement agreements, complaints and inspection reports relating to it filed or received from and after the date of this Agreement.

                                   ARTICLE IV
                     COVENANTS OF COMPANY AND SHAREHOLDERS

         Each of the Company and the Shareholders, jointly and severally, covenants and agrees with Buyer as follows:

         4.1 ACCESS, INFORMATION AND DOCUMENTS. At such time as Buyer notifies the Shareholders in writing that it is considering making an additional investment in the Company, as contemplated by Article II hereof, being either the Additional Share purchase and/or an Option Share purchase that would result in Buyer owning at least 51% of the Company, from and after such date (the "Investment Period") each of the Company, the Subsidiaries and the Shareholders shall allow to Buyer and its agents and representatives (including, but not limited to, accountants, lawyers and appraisers) full and complete access upon reasonable notice during normal working hours to any of the properties, assets, books, records and other documents of any of the Company and the Subsidiaries to enable Buyer to make such examination of the business, properties, assets, books records, and other documents of the Company and the Subsidiaries, as the case may be, as Buyer may determine, and shall furnish to Buyer such information and copies of such documents and records as Buyer shall reasonably request. As part of such examination Buyer may make such inquiries of such persons having business relationships with any of the Company and the Subsidiaries (including suppliers, licensees, distributors, clients and customers) as Buyer shall determine and each of the Company, the Shareholders and the Subsidiaries shall cooperate fully with Buyer in connection therewith. If a year end audit period coincides cooperate fully with buyer in connection therewith. If a year end audit period coincides with the Investment Period, the Company will complete such audit by April 30.

         4.2 Conduct of Business. From and after the date hereof, except as consented to by Buyer in writing:

                 (a) The Company shall provide to Buyer, within 30 days of the last day of each month, consolidated monthly profit-and-loss statements and related financial reports, as of the end of each such month, presented in accordance with German GAAP in a consistent fashion and prepared in accordance with past practice.

                 (b) For successive five year periods, after each of the Closing Date, the Additional Closing and the Option Closing, each of the Shareholders agrees that he will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business operating in the relevant product and geographic market in which the Company has been active at the time of the Closing Date, the Additional Closing and the Option Closing respectively.

                 (c) In case the Shareholders - acting together or individually - violate the prohibition of competition under Section 4.2 (b), the Shareholders, each on his own behalf and without assuming the joint and several liability for the others, shall be liable to pay to Buyer for each case of violation a penalty in the amount of 15% of the turnover achieved by the violation, at least, however, in the amount of DM 50,000. In case of a continued violation, at least the penalty of DM 50,000 has to be paid for each two weeks' period of violation. The right of Buyer to claim damages and injunctive relief against a Shareholder who violates the prohibition of competition shall remain unaffected.

                                   ARTICLE V
                                JOINT COVENANTS

         The Company, the Shareholders and Buyer covenant and agree as follows:

         5.1 CONFIDENTIAL INFORMATION. At all times, the Company, the Shareholders and Buyer shall each use reasonable efforts to preserve and maintain the Company's and the Subsidiaries' proprietary information and trade secrets and to prevent their disclosure to any third person and shall not use any such proprietary information and trade secrets for personal advantage, except this obligation shall not apply to information that (a) is a matter of public knowledge; (b) has been or is hereafter published other than through it or them; (c) is required to be disclosed by law; or (d) is lawfully obtained from a third person without restrictions of confidentiality.

         5.2 PRESS RELEASES, ETC. From and after the date of this Agreement, the Shareholders, the Company and Buyer will not, without the prior written consent of the other (which will not be unreasonably delayed or denied), issue any press release or similar communication or send any notice to clients, guarantors, participants or third parties relating to the transactions contemplated in this Agreement, other than any necessary disclosures and filings with governmental agencies, including the United States Securities and Exchange Commission; however, Buyer may make such disclosures as are appropriate or required for a public company.

                                   ARTICLE VI
                                INDEMNIFICATION

         6.1 INDEMNIFICATION OBLIGATIONS. Should any of the representations of the Shareholders or the Company prove to be incorrect, Buyer shall have only the right to resell to the Shareholders all the shares purchased at the Closing, the Additional Closing and the Option Closing and receive back the aggregate amount of DM paid in respect of such shares purchased, in which event Buyer shall also sell to the Shareholders the shares in the Principal Subsidiaries which Buyer has acquired pursuant to the Subsidiary Agreement and shall receive the aggregate amount paid in respect of the shares in the Principal Subsidiaries.

         6.2 SURVIVAL OF THE INDEMNIFICATION. The obligations of the parties under this Article VI shall continue for one year after each of the Closing Date, the Additional Closing, and the Option Closing, except that with respect to tax liabilities such obligations shall continue until the later of one year after the Closing Date or six months after the statute of limitations with respect thereto has expired, that with respect to third party claims said obligations shall continue until the expiration of six months after the claims have been finally adjudicated and that with respect to representations and warranties pursuant to Sections 2.1(c) and 2.2(f) such obligations shall continue until one year after the closing at which they are deemed to have been made.

                                  ARTICLE VII
                                 MISCELLANEOUS

         7.1 FEES AND EXPENSES. All fees and expenses related to this Agreement shall be borne by the party having incurred such expenses, except for the fees charged by the Notar to notarize this Agreement and the assignments contemplated by this Agreement, which shall be borne by the Buyer in connection with the sales of the Shares to Buyer and by the Shareholders in connection with any resale of the Shares to the Shareholders.

         7.2 ATTORNEY IN FACT. Dietrich von Boetticher and Keith Gruen hereby irrevocably appoint Dietmar Muller-Elmau as their attorney in fact with the right to grant subpowers, to give and to accept any notice to be given or to be received by the Shareholders pursuant to this Agreement in accordance with Section 7.6 and to represent each of them in the closing of the sale and assignment or resale and assignment of the Shares and of the sale of the Additional Shares and the Option Shares and to receive and give receipts for the consideration to be paid to the Shareholders for any such shares and to agree to such terms as he deems appropriate. During any period of disability or other case of impossibility, he may appoint a sub-attorney to carry out his duties hereunder.

         7.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in any certificate or other instrument delivered by or on behalf of the Company, the Shareholders or Buyer pursuant to this Agreement shall be deemed representations and warranties hereunder by the party delivering such certificate or instrument. Each of the representations, warranties or agreements made by the Company, the Shareholders and Buyer in this Agreement or pursuant hereto shall survive the Closing and any investigation conducted by or on behalf of any of them.

         7.4 ASSURANCE OF FURTHER ACTION. From time to time and without further consideration from Buyer, but at Buyer's expense, each of the Company or the Shareholders shall cooperate fully with Buyer and shall execute and deliver, or cause to be executed and delivered, to Buyer such further instruments of sale, assignment, transfer and delivery and take such other action as Buyer may reasonably request in order more effectively to sell, assign, transfer, deliver and reduce to the possession of Buyer any and all of the Shares and consummate the transactions contemplated hereby.

         7.5 WAIVER. The parties hereto may by written agreement (unless notarial form is required in which case the agreement has to be notarized) (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any documents delivered pursuant to this Agreement.

         7.6 NOTICES. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail postage prepaid addressed as follows: if to Buyer, to 12000 Baltimore Avenue, Beltsville, Maryland 20705-1291 Attention: President (with a copy to John T. Connor, Jr., Sills Cummis Zuckerman Radin Tischman Epstein & Gross, One Riverfront Plaza, Newark, New Jersey 07102); if to the Company or the Shareholders, to Dietmar Mueller-Elmau, c/o the Company address first above written (with a copy to Dietrich von Boetticher, v. Boetticher, Kornig & Partner, Widenmayerstrasse 4, 8000 Munichen 22) or to such other address as may have been furnished in writing to the party giving to notice by the party to whom notice is to be given.

         7.7 ENTIRE AGREEMENT. This Agreement (including the exhibits and Schedules hereto) together with the agreement ("Subsidiary Agreement") of even date herewith relating to the Company's sale of shares of the Principal Subsidiaries to Buyer (which has been notarized by the acting Notary) embodies the entire agreement among the parties and there are no agreements, representations or warranties, oral or written, among the parties other than those set forth or provided for herein or therein. The letter dated February 16, 1993 of Mr. Mueller-Elmau to Louis M. Brown, Jr., is superseded by this Agreement and shall have no effect with respect to the rights and obligations of the parties and the interpretation of this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties, unless notarial form is required, in which case the supplemental agreement has to be notarized.

         7.8 RIGHTS UNDER THIS AGREEMENT; NONASSIGNABILITY. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns but shall not be assignable by any party without prior written consent of the other parties. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective heirs, legal representatives, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         7.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

         7.10 DISPUTE RESOLUTION. Any disputes under or in connection with this Agreement shall exclusively be submitted to the courts of Munich.

         7.11 SEVERABILITY. If any provision of this Agreement should be or become invalid or unenforceable, the validity and enforceability of the other provisions hereof shall not be affected. The respective provision shall be deemed replaced by a provision that is valid and enforceable and corresponds most closely to the economic intent of the parties as evidenced by the original provision. This provision shall apply also if it should become apparent that this Agreement is incomplete in a fashion that requires an amendment.

         7.12 HEADINGS; REFERENCES TO SECTIONS, EXHIBITS AND SCHEDULES. The headings of the Sections of this Agreement are solely for convenience of reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

The Schedules mentioned before are essential parts of this "Anlage" and to this deed. They are referred to.

Schedule 3.11

Pending Disputes Involving Fidelio Software GmbH

1. Fidelio Software GmbH vs. Europa Park Hotel HVT GmbH and Mr. Reinhard Baumhogger, Landgericht Munchen I, Docket No. 21 0 23938/91

         In this suit, which was instituted on December 13, 1991, Fidelio claimed originally DM 257,441.92 for software licenses, hardware supplies and certain services. In May of 1992, DM 234,091.50 were paid, whereupon the legal proceedings were suspended. The remaining claim of Fidelio, including interest and reimbursement of legal fees, is approximately DM 40,000. In appears possible to settle at DM 20,000.

2. Fidelio Software GmbH vs. Data Print GmbH, Berlin, Landgericht Berlin, Docket No. 104 0 14/92

         This is a suit for DM 55,480.21 for software license fees and certain services. Data Print is defending itself on the ground that the software supplied by Fidelio was defective. Consequently, the court has commissioned an expert's opinion. Whether or not the suit is successful will largely depend on the conclusions to which the expert will come.

Munich, April 21, 1993

Dr. Ulrich Lohmann
Rechtsanwalt

FIDELIO GmbH PURCHASE OPTIONS



 1/2 YEAR         1/2 YEAR        7 MONTHS         7 MONTHS
                    50/50           100              50/50         100       $35           $38          $40       $45

 CASH 5.8%       $    0.10       $    0.10        $    0.09     $   0.09
 DEBT 6.8%       $    0.10       $    0.09        $    0.09     $   0.08
 EQUITY                                                                     $    0.07    $    0.08   $  0.09    $0.10

Schedule 3.3




-------------------------------------------------------------------------------------------------------------------
  Fidelio Corporation (USA)            95% GmbH                 5 % Joe Marko

-------------------------------------------------------------------------------------------------------------------
  Fidelio Hong Kong Ltd.               79 % GmbH                20 % Ch. Harrison        1 % D. Muller-Elmau

-------------------------------------------------------------------------------------------------------------------
  Fidelio Thailand Ltd.                49 % GmbH                36% Ectsasy              15 % Somboon Sukhev

-------------------------------------------------------------------------------------------------------------------
  Fidelio France S. a. r. l.           100% GmbH

-------------------------------------------------------------------------------------------------------------------
  Fidelio U.K. Ltd.                    99 % GmbH                10 % promised to         1% D. Muller-Elmau
                                                                Joseph Martino
-------------------------------------------------------------------------------------------------------------------
  Fidelio Singapore Ltd. founded       80 % GmbH                20% Charmian
  Jan. 1993                                                     Harrison
-------------------------------------------------------------------------------------------------------------------
  Fidelio Italy s.r.l.                 51 % GmbH                49 % SMK

-------------------------------------------------------------------------------------------------------------------
  Fidelio Nextware GmbH                100 % GmbH

-------------------------------------------------------------------------------------------------------------------